Exhibit 10.9

SECOND AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT

This Second Amended and Restated Software License Agreement (this “Agreement”) is made and entered into as of February ________, 2007 (“Effective Date”) by and among American Multi-Cinema, Inc., a Missouri corporation (“AMC”), Regal CineMedia Corporation, a Virginia corporation (“Regal”), Cinemark USA, Inc., a Texas corporation (“Cinemark”), Digital Cinema Implementation Partners, LLC (“DCIP”) and National CineMedia, LLC (the “Company”), and amends and restates in its entirety the Amended and Restated Software License Agreement by and among AMC, Regal, Cinemark, and the Company dated as of July 15, 2005 (the “First Amended and Restated Agreement”), which in turn amended and restated in its entirety the Software License Agreement by and among AMC, Regal, and the Company dated as of March 29, 2005 (the “Original Agreement”). AMC, Regal and Cinemark are at times collectively referred to herein as the “Exhibitors,” and together with DCIP and the Company, are at times together referred to herein as the “Parties,” or individually (and without distinction) as a “Party.”

RECITALS

WHEREAS, Regal and AMC (as successor-in-interest to National Cinema Network, Inc.), entered into that certain Contribution and Unit Holders Agreement dated as of March 29, 2005 (the “Contribution and Unit Holders Agreement”), pursuant to which they or their Affiliates formed the Company and contributed to the Company certain assets;

WHEREAS, in connection with the contribution of such assets to the Company, and pursuant to the Original Agreement and the First Amended and Restated Agreement, Regal and AMC licensed to the Company certain computer software and related rights ancillary to the use of such computer software;

WHEREAS, Cinemark Media, Inc., a Delaware corporation (“Cinemark Media”), and the Company have entered into that certain Contribution Agreement, dated July 15, 2005 (the “Contribution Agreement”), pursuant to which Cinemark Media has agreed to contribute cash to the Company and the Company has agreed to issue certain Units to Cinemark Media;

WHEREAS, AMC, Regal CineMedia Holdings, LLC, an Affiliate of Regal, and Cinemark Media have formed DCIP as a joint venture in order to develop and implement the delivery of Digital Cinema Services;

WHEREAS, prior to the formation of DCIP, NCM had begun to develop, pursuant to the Original Agreement, certain computer software for the purposes of delivery of Digital Cinema Services on behalf of AMC, Regal, Cinemark, and/or their respective Affiliates; and

WHEREAS, Regal, AMC, Cinemark and the Company desire to amend the First Amended and Restated Agreement to accommodate and address certain amendments made to the Operating Agreement and Exhibitor Services Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein will have the meaning given those terms in the Contribution and Unit Holders Agreement. In addition, the following terms, as used in this Agreement, will have the following meanings:

1.1 “AMC Original Technology” means the AMC original technology identified in Exhibit 1.1 hereto, including all Object Code thereto and, with the exception of the DTDS Software, all Source Code thereto, and further including all patent rights, copyrights and trade secrets of AMC or any AMC Affiliate applicable to the foregoing.

1.2 “Company Technology” means all Original Technology and Developments licensed to the Company by the Exhibitors pursuant to the terms hereof and any Developments of the Company.

1.3 “Developments” means any derivative works, improvements and other modifications to the Original Technology, including all Object Code thereto and, with the exception of the DTDS Software, all Source Code thereto, and further including all patent rights, copyrights and trade secrets applicable to the foregoing. The term “Developments” shall also include (i) derivative works, improvements and other modifications to Developments to the Original Technology, (ii) any other Technology, including computer software, owned or acquired by the Company on or before the Effective Date, and (iii) any Original Technology, to the extent necessary to use Developments and to the extent Company is authorized to distribute such Original Technology pursuant to the terms and conditions of this Agreement.

1.4 “Digital Cinema Services” means services related to the digital playback and display of feature films at a level of quality commensurate with that of 35 mm film release prints that includes high-resolution film scanners, digital image compression, high-speed data networking and storage, and advanced digital projection, and may also include monitoring of equipment and content delivery, support of key management, content delivery and content management. [NCM: Additional language in this Section is per Travis Reid]

1.5 “DTDS Software” means the AMC Digital Theatre Distribution System software for in-theatre content management.

1.6 “Exhibitor Services Agreement” means, with respect to any Exhibitor, that certain Exhibitor Services Agreement between the Company and such Exhibitor or such Exhibitor’s Affiliate pursuant to which the Company provides services (including without limitation the Advertising Services, the Digital Programming Services, and the Meeting Services, each as defined therein).

1.7 “In-Theatre DCS Software” means the in-theatre portion of the Regal proprietary Digital Content Software (DCS).

1.8 “Object Code” means computer programs in machine readable, object code format.

1.9 “Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC of even date herewith.

1.10 “Original Technology” shall mean the AMC Original Technology and the Regal Original Technology.

1.11 “Regal Original Technology” means the Regal original technology identified in Exhibit 1.11 hereto, including all Object Code and all Source Code thereto, and further including all patent rights, copyrights and trade secrets of Regal or any Regal Affiliate applicable to the foregoing.

1.12 “Source Code” shall mean the representation of software in a form amenable to human understanding in a higher level computer programming language, together with all developer comments and other programmer documentation.

1.13 “Technology” means copyrights, patents, patent applications and trade secrets.

1.14 “Territory” means the 50 states of the United States of America and the District of Columbia.

2. License.

2.1 Original Technology. Except for the Source Code to the Original Technology, which is covered in Section 2.2 herein, Regal and AMC each hereby grants to the Company a perpetual, royalty free license in the Territory to use, make, have made, copy, perform, display, and create derivative works of such Exhibitor’s Original Technology, but only in connection with providing the services that are included within the Service, as that term is defined in the Exhibitor Services Agreement, in the Territory (the “Field of Use”). Except as may be provided in Section 2.4, below, the license shall be exclusive, even as to the Exhibitors, in the Field of Use. Regal and AMC each remains free to fully exploit its Original Technology and Developments outside of the Field of Use. The Object Code of the Original Technology may be sublicensed by the Company in the Territory solely as required to permit receipt by the Exhibitors or other movie exhibitors and their affiliates, as applicable, of services included within the Service, as defined. The Parties agree that ownership of the Original Technology, and, subject to Section 9, Regal and AMC’s Developments thereto, is retained by Regal and AMC, respectively.

2.2 Source Code to Original Technology and Developments. Regal and AMC each hereby grants to the Company a perpetual, royalty free license in the Territory and solely in the Field of Use to use, make, have made, copy and create derivative works of the Source Code to its Original Technology and Developments that are licensed hereby, provided, however, that except as provided in Section 8, below, the Source Code of each of Regal’s and AMC’s Original Technology and its Developments thereto will be treated as Confidential Information and will not be disclosed to the other Exhibitors or to any third party. Except as provided in Sections 2.4 and 9, below, this license shall be exclusive, even as to Regal and AMC, in the Field of Use. [NCM: these Section references are hangovers from an internal draft and no longer needed due to the scaled back version that was circulated to NCM] Regal and AMC each remains free to fully exploit the Source Code to its Original Technology and Developments outside of the Field of Use. If appropriate, Source Code can be put into escrow for the benefit of an Exhibitor or other authorized licensee or sublicensee of the Company subject to the approval of the escrow agreement by the Party which owns the Source Code in question.

2.3 Patents. Patents and patent applications of Regal and AMC which are covered by the definition of Original Technology will be treated for purposes of this Agreement like the rest of the Original Technology.

2.4 Company Technology. [NCM: the changes to this section are reversions back to the language from the 1.15.07 draft]Subject to Section 8, each Exhibitor has the right to use the Company Technology within the Field of Use solely as provided by Section 7.01 of the respective Exhibitor’s Exhibitor Services Agreement. Each Exhibitor agrees that in connection with its use of the Company Technology as permitted under its Exhibitor Services Agreement, it will not, nor will it permit, cause, or authorize any other person or entity to re-engineer, reverse engineer, decompile, or disassemble the Original Technology or Developments to the in-theatre portion of the software of any other Exhibitor or create or recreate the Source Code for the in-theatre portion of any other Exhibitor’s Original Software or Developments.

3. Developments. Notwithstanding any provision in this Agreement to the contrary, each Party hereto shall have the right and shall be free to develop, modify and make improvements to any of the Technology: (a) licensed to such Party pursuant to Sections 2 and 3 of this Agreement or (b) owned by such Party as set forth in Section 9 of this Agreement. The ownership of all such Developments will be as set forth in Section 9 hereof.

3.1 License by the Company.

3.1.1 License to Exhibitors. Within [____] days following the Effective Date, the Company will notify the Exhibitors in writing of all Company Developments in existence as of the Effective Date. The Company hereby grants to each Exhibitor a perpetual, exclusive, worldwide, royalty free license to use, make, have made, copy, perform, and create derivative works of all Developments of the Company in existence as of the Effective Date only outside of the Field of Use for the Exhibitor’s internal business purposes. The foregoing license includes the right to have independent contractors, including without limitation DCIP, prepare derivative works and modifications to the Developments. This license shall be exclusive, even as to Company, outside the Field of Use. Notwithstanding the preceding sentence, (i) the Company has no obligation to provide AMC or Cinemark, and the license set forth in the preceding sentence expressly excludes, any Developments consisting of Source Code for improvements to the In-Theatre DCS Software, and (ii) without expanding the license set forth in the preceding sentence, the license set forth in the preceding sentence does not include the right to, and the Exhibitors will not, use any Developments of the Company in connection with Digital Cinema Services. The Company shall deliver to each Exhibitor any Development licensed under this Section 3.1.1, in both object code and Source Code format, no later than ________ days after the Effective Date. Any Source Code licensed by the Company pursuant to this Section 3.1.1 will be treated by the Exhibitor as Confidential Information and may be disclosed only to persons who first agree to treat it as Confidential Information. Upon request of an Exhibitor, Source Code can be put into escrow for the benefit and at the expense of the Exhibitor subject to the reasonable approval of the escrow agreement by Company.

3.1.2 License to DCIP. The Company will reasonably promptly notify DCIP in writing of any Company Development if the Development may have application to or be useful in the delivery of Digital Cinema Services. The Company hereby grants to DCIP a perpetual, exclusive, worldwide, royalty free license to use, make, have made, copy, perform, and create derivative works of and sub-license any such Developments of the Company, in both object code and Source Code format, only for Digital Cinema Services. This license shall be exclusive, even as to Company, for Digital Cinema Services. Company shall deliver to DCIP any Development licensed under this Section 3.1.2, in both object code and Source Code format, (a) no later than ________ days after Company’s good faith determination that such Development may have application to Digital Cinema Services, and (b) at any time upon DCIP’s request. Any Source Code licensed by the Company pursuant to this Section 3.1.2 will be treated by DCIP as Confidential Information and may be disclosed only to persons who first agree to treat it as Confidential Information. In conjunction with DCIP’s exercise of the rights granted under this Section 3.1.2, [Under review by Exhibitors: DCIP agrees that it will not disclose to any Exhibitor any Source Code licensed by the Company pursuant to this Section 3.1.2 unless DCIP elects to affirmatively exercise its license rights with respect to such Source Code for Digital Cinema Services.] Upon request of DCIP, Source Code can be put into escrow for the benefit and at the expense of DCIP subject to the reasonable approval of the escrow agreement by Company.

3.2 License by the Exhibitors. While each Exhibitor has granted the Company the exclusive right to create derivative works of the Original Technology within the Field of Use (except as may be provided in Sections 2.4 and 9), each Exhibitor will within [____] days following the Effective Date notify the Company in writing of any Exhibitor Development in existence as of the Effective Date if such Development may have application in the Field of Use. Except for Source Code, which is covered in Section 2.2 herein, each Exhibitor hereby grants to the Company a perpetual, exclusive, royalty free license in the Territory to use, make, have made, copy, perform, display, create derivative works of and sub-license any such Developments of such Exhibitor, but only in the Field of Use. Except as may be provided in Section 2.4, the license shall be exclusive, even as to the Exhibitors, in the Field of Use. AMC has no obligation to provide the Company with Developments consisting of Source Code for improvements to its DTDS Software.

3.3 License by DCIP. DCIP will reasonably promptly notify the Company in writing of any DCIP Development if the Development may have application in the Field of Use. DCIP hereby grants to the Company a perpetual, exclusive, royalty free license in the Territory to use, make, have made, copy, perform, display, create derivative works of and sub-license any such Developments of DCIP, but only in the Field of Use. Except as may be provided in Section 2.4, the license shall be exclusive, even as to DCIP, in the Field of Use. DCIP shall deliver to Company any Development licensed under this Section 3.3, in both object code and Source Code format, (a) no later than thirty (30) days after DCIP’s good faith determination that such Development may have application in the Field of Use, and (b) at any time upon Company’s request.

4. License Fee. In addition to the mutual grants of rights exchanged under this Agreement, no additional consideration is due under this Agreement. The Parties agree that no sales or use taxes will be due in connection with this Agreement; provided, however, in the event such taxes are due, the Company will be responsible for paying them.

5. Representations And Warranties; Disclaimer. Each Party represents and warrants to the other that: (a) it has full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted under this Agreement; and (b) its compliance with the terms and conditions of this Agreement will not violate laws or regulations applicable to such Party or any third party agreements to which it is a party. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS UNDER THIS AGREEMENT ALL IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

6. Confidentiality. Confidential Information of one Party that is disclosed to or observed by other Parties pursuant to this Agreement will be governed by the provisions of Section 11.3 of the Operating Agreement, except to the extent of any conflict with the express provisions of this Agreement.

7. Noncompetition.

7.1 Covenants. Throughout the term of this Agreement and notwithstanding the termination of any Exhibitor’s Exhibitor Services Agreement (the “Noncompetition Period”), (a) Company shall not, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by DCIP’s business or activities within Digital Cinema Services without the prior written consent of DCIP, which DCIP may withhold in its absolute discretion, and (b) DCIP shall not, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by Company’s business or activities within the Field of Use without the prior written consent of Company, which Company may withhold in its absolute discretion.

7.2 Acknowledgments. Company and DCIP (the “Noncompetition Parties”) each acknowledge that the foregoing restriction on competition is fair and reasonable under the circumstances and necessary in order to protect and preserve the business interests of each Noncompetition Party. Company also acknowledges that as a result of its engagement with DCIP, Company will have access to information and materials that would be valuable or useful to Digital Cinema Services. DCIP likewise acknowledges that as a result of its engagement with Company, DCIP will have access to information and materials that would be valuable or useful in the Field of Use. Each Noncompetition Party therefore acknowledges that the foregoing restrictions on its future business activities are fair and reasonable.

7.3 Remedies. Each Noncompetition Party acknowledges, covenants and agrees that (a) irreparable loss and damage will be suffered by the protected Noncompetition Party if the obligated Noncompetition Party should breach or violate any of the covenants and agreements contained in this Section 7, and (b) in addition to any other remedies available to the protected Noncompetition Party, the protected Noncompetition Party shall be entitled to injunctive relief against the obligated Noncompetition Party to prevent a breach or contemplated breach by the obligated Noncompetition Party of any of the covenants or agreements contained herein without the requirement of posting a bond.

8. Rights upon Termination of an Exhibitor Services Agreement.

8.1 Termination for Material Breach by the Company. [Under review by Exhibitors: As soon as practicable prior to the termination of an Exhibitor’s Exhibitor Services Agreement other than as a result of a material breach by such Exhibitor pursuant to either of subsections 9.02 (a) or (b) of such Exhibitor Services Agreement, (i) a copy of the Company Technology in existence as of the Effective Date will be distributed to the Exhibitor; (ii) the Company’s license of that Exhibitor’s Original Technology and that Exhibitor’s Developments pursuant to the terms of this Agreement shall automatically convert to a non-exclusive license without the requirement of further action by any Party; and (iii) the Exhibitor shall have the perpetual, non-exclusive, worldwide, royalty free right and license to use, make, have made, copy, perform, display and create derivative works of the Company Technology in existence as of the Effective Date, subject to the restrictions herein. With the exception of the Exhibitor’s Original Technology and Developments, the use of which shall be unrestricted after the termination of the Exhibitor’s Exhibitor Services Agreement (1) the Exhibitor shall be permitted to use the Company Technology distributed pursuant to this Section 8.1 only for its internal business purposes in its own Theatres; and (2) the Source Code included in the Company Technology distributed pursuant to this Section 8.1 will be maintained by the Exhibitor as Confidential Information subject to the terms of Section 11.3 of the Operating Agreement.]

8.2 In-Theatre DCS Software. Notwithstanding anything herein to the contrary, upon any termination as provided in this Article 8, or other distribution of Company Technology as may be permitted hereunder, the Company shall have no right or obligation to provide to AMC or Cinemark, and AMC and Cinemark shall not receive access or any rights to, any Source Code for the In-Theatre DCS Software, or any Developments consisting of Source Code for improvements to the In-Theatre DCS Software.

9. Ownership.

9.1 Original Technology. Except for the rights expressly granted to Company under this Agreement, each Exhibitor will retain all right, title and interest in and to the Original Technology of that Exhibitor, including all worldwide Technology and intellectual property and proprietary rights therein and related thereto.

9.2 Exhibitor Developments. Except for the rights expressly granted under this Agreement, each Exhibitor will retain all right, title and interest in and to any Developments authored, conceived of and reduced to practice, or otherwise developed solely by that Exhibitor, including all worldwide Technology and intellectual property and proprietary rights therein and related thereto, and such Developments shall be made available to Company pursuant to the license set forth in Section 3.2 hereof.

9.3 DCIP Developments. Except for the rights expressly granted under this Agreement, DCIP will retain all right, title and interest in and to any Developments authored, conceived of and reduced to practice, or otherwise developed by DCIP, including all worldwide Technology and intellectual property and proprietary rights therein and related thereto, and such Developments shall be made available to Company pursuant to the license set forth in Section 3.3 hereof.

9.4 Company Developments. Except for the rights expressly granted under this Agreement, Company will retain all right, title and interest in and to any Developments authored, conceived of and reduced to practice, or otherwise developed by Company, including all worldwide Technology and intellectual property and proprietary rights therein and related thereto, and such Developments shall be made available to the Exhibitors and DCIP pursuant to the license set forth in Section 3.1 hereof. Notwithstanding the foregoing, ownership of Developments authored, conceived of and reduced to practice, or otherwise developed by Company in connection or collaboration with any Exhibitors shall be negotiated by the relevant Parties in good faith on case-by-case basis.

9.5 Other Joint Developments. To the extent not addressed in the Operating Agreement, an Exhibitor Services Agreement, or any other agreement existing between the Parties, the Parties contemplate that the ownership of any new Technology developments not related to the Original Technology developed under this Agreement will be determined in accordance with a separate written agreement relating to the development of that Technology, provided that if no such separate agreement is signed between the Parties, the ownership of any such Technology will be determined in accordance with applicable intellectual property laws. In the event that Parties who jointly own Technology agree to file a patent application or copyright registration in connection therewith, each such Party will be responsible for an equal share of the costs associated with such filing. Such Parties will agree on which Party shall be responsible for filing and maintaining the resulting intellectual property rights. If all Parties who jointly own the Technology in question are not able to agree on whether to file the application or registration, the other applicable Parties may proceed, and the non-proceeding Party will cooperate as reasonably requested in connection therewith at the expense of the Party or Parties that are proceeding with the application or registration, and the Parties who are proceeding will own any resulting patent or copyright. If the Parties who jointly own Technology determine that a third party may be infringing upon any of that Technology, they shall notify the other Parties and shall discuss the possibility of acting together to halt such infringement. If the parties cannot agree within three months of such notice to take any action to halt such infringement, then the Party or Parties who are interested in acting may take independent action without the participation of the other Party. In such case, the non-acting Parties will provide all reasonable assistance requested by the acting Party in halting the infringement, including, for example, becoming a party to any litigation action if such is required for the action to proceed. The proceeding Parties shall share equally in any financial return from such action without an obligation to share with the non-participating Party.

10. Limitation on Liability. EXCEPT FOR A BREACH OF ANY PARTY’S CONFIDENTIALITY OBLIGATIONS, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY, OR AN INFRINGEMENT OR MISAPPROPRIATION OF ANY PARTY’S INTELLECTUAL PROPERTY RIGHTS, NO PARTY TO THIS AGREEMENT WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. General Terms.

11.1 Entire Agreement and Amendment. This Agreement supersedes all prior agreements, oral and written, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.2 Effect of Related Agreements on DCIP. DCIP agrees to be bound by the following: (a) the meaning given to “Service” in the Exhibitor Services Agreement, and (b) Section 11.3 of the Operating Agreement, as provided in Section 6 hereof.

11.3 Waiver; Remedies. The waiver or failure of a Party to exercise in any respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement. All remedies available to any Party hereto for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

11.4 Assignment. No Party may assign or transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement to any third party without all other Parties’ prior written consent. Any Party may fulfill its obligations hereunder by using third-party vendors or subcontractors; provided, however, that such Party shall remain fully and primarily responsible to ensure that such obligations are satisfied. A Permitted Transfer (as defined in the Exhibitor Services Agreement) and any transfer by DCIP to an Exhibitor or by any Exhibitor to DCIP shall not be deemed an assignment or transfer for purposes of this Agreement. [Proposed by NCM for review by Exhibitors: Any transfer by DCIP to an Exhibitor shall be subject to continued compliance with the provisions of Section 3.1.2] Any Permitted Transfer by assignment to an Affiliate of an Exhibitor shall be (i) conditioned upon (A) the transferee entering into an Assignment and Assumption, (B) the Exhibitor agreeing in writing to remain bound by the obligations under this Agreement, and (ii) effective only so long as the Affiliate remains an Affiliate of transferee. Any attempted assignment in violation of this Section shall be void. Each Exhibitor acknowledges and agrees that in the event of the sale of all or substantially all of its assets, the failure to include (by operation of law or otherwise) the assignment of its interest in this Agreement in respect of such assets as part of the sale shall constitute a material breach of this Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable by a Party unless the assignee expressly assumes in writing all of the obligations of the assignor hereunder. Any attempted assignment in violation of this section shall be void.

11.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.6 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

11.7 Governing Law, Dispute Resolution. Any dispute arising under this Agreement shall be subject to the provisions of Section 10.10 of the Operating Agreement with respect to governing law and dispute resolution, which provisions are hereby fully incorporated herein and made a part hereof; provided, however, that the Parties further agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed by the Parties.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.9 Independent Contractors. Each of Regal, AMC, Cinemark, DCIP and the Company shall act solely as an independent contractor, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder, or joint venturers as among Regal, AMC, Cinemark, DCIP and the Company. No Party shall have any right or authority, and shall not attempt, to enter into any contract, commitment or agreement or incur any debt or liability of any nature, in the name of or on behalf of any other party.

11.10 Bankruptcy. The Parties acknowledge and agree that the license rights granted in this Agreement, including specifically but without limitation the rights to use, modify, and create derivative works of Source Code, are intended to survive and continue unimpaired by the insolvency or bankruptcy of the licensor, and that this Agreement shall be deemed to be, for purposes of the United States Bankruptcy Code, a license to “intellectual property” as such term is used in Sections 365(n) and 101(35A) thereof.

11.11 Survival. This Agreement shall survive the liquidation or dissolution of the Company. The rights granted pursuant to this Agreement, including without limitation the license rights granted in Sections 2 and 3 above, are intended to be perpetual and irrevocable.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized as of the date first above written.

NATIONAL CINEMEDIA, LLC

By:
Name: Kurt C. Hall
Title: Chief Executive Officer

REGAL CINEMEDIA CORPORATION

By:
Name:
Title:

AMERICAN MULTI-CINEMA, INC.

By:
Name:
Title:

CINEMARK USA, INC.

By:
Name:
Title:

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

By:
Name:
Title:

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT

EXHIBIT 1.1

AMC ORIGINAL TECHNOLOGY

Software	Description
Digital Theatre Distribution System (DTDS)	Application software for in theatre content management.

HAL	Application software for contract management.

Digital Slot Guide (DSG)	Application software for trafficking of digital products.

NCN System	Application software for contract management and trafficking of Slides and MovieTunes.

Patent Application	Application No. US 2004/0216163 A1, Whitcomb, Pub. Date: Oct. 28, 2004

EXHIBIT 1.11

REGAL ORIGINAL TECHNOLOGY

The Digital Content System (DCS) includes software to ingest, schedule, deliver, and play digital content on a network of remote displays, as well as tools to support and administer such a network system.

The DCS consists of the following components:

Subsystems	Software Components	Description
Sales Support	– Proposal Maker – Contract Management	Application software which provides a user interface and sales tool to create customer proposals and convert them to contracts.
Delivery	Content Distribution – Commgr – ComSrv – MulticastMgr – Content Management System (CMS)	Application software which: – Delivers physical content files from a central location to the local system – Delivers physical content files to the local playback nodes within a local system.
Schedule & Data Synchronization – Commgr – ComSrv – XMLTransfer – TDPackager – ContentSvr

Application software which:

–  Packages and delivers a subset of the scheduling data pertinent to a particular theatre.

–  Receives synchronization data from the various sites and updates the central database.

–  Packages and delivers audit and status data from the local database to the central system.

–  Receives audit data from the local playback nodes and updates the local database

Delivery Preparation	Content Queuing – AdPrep, – MulticastPrep – Multicast Monitor	Application software which reads the central schedule data, determines which media files need to be updated on which local systems, and places each necessary media file in the central queue for distribution.
	Playlist Generation – AdPrep	Application software which reads the central scheduled and default contract data, and creates a play-list for each distinct playback system on the network
Content Library	Job Tracking	A repository of digital media items, and tools to ingest, find and manage those items
Content Scheduling	Inventory Sales – Scheduling – Site Selection	Application software which manages the amount and location of sellable inventory (play-list slots) for all sellable end-points on the network.
	Contract Fulfillment – Scheduling – Site Selection – Job Tracking	Application software which associates a contract with a piece of content stored in the content library

Network Operations	Problem Ticketing – Trouble Ticket	Application software which allows NOC personnel to track issues that are tied to site locations and/or specific end-nodes on the network
	Asset Management – Inventory Tracker	Application software which allows Operations to track the physical equipment that exists at each site location.
	Delivery System Administration – Delivery	A set of maintenance and administration tools that allows Operations to configure and manage the delivery system
	Network and System Maintenance – Site/Unit Maintenance	A set of maintenance tools that allows Operations to edit data related to the locations and end-points of the system
	System Monitoring and Automated Remote Troubleshooting (SMART)	A set of tools to: – Monitor the health of the DCS network, and execute self diagnostics at the TMS level – Troubleshoot a specific site to determine why it is not operating as expected or desired. ..
External Interface	Point of Sale System – TDPackager	Application software which extracts information from the POS system within a theatre.
	Satellite – Multicast Manager	Application software which effects an interface with the satellite network provider receiver
Content Playback	Player	Application software which plays digital media files in the order specified by the play-list.
	Content Reception – Datasrv	Application software which effects all data communications with a central server or a local server. It also manages delivered media files and prepares them for use by the Player.

PATENT FILINGS

US Patent and Trademark Office

Patent Name	Docket No.	Date Filed	Application Serial No.
System and Method for Scheduling In-Theatre Advertising	REGA0001	3/11/03	10/386,366
System and Method for Scheduling Digital Content	REGA0001CON	6/10/03	10/458,034
Digital Projector Automation	REGA0002	6/10/03	10/458,589
System and Method for Selling Presentation Times for Digital Media Stream	REGA0003	8/14/03	10/641,173

International Filings under the Patent Cooperation Treaty

Patent Name	Date Filed	Application No.
System and Method for Scheduling In-Theatre Advertising and System and Method for Scheduling Digital Content	12/12/03	PCT/US03/39762 WO2004/081903
Digital Projector Automation	3/5/04	PCT/US04/06993 WO2005/006154